Exhibit 99.2

February 15, 2022

Company name:	Murata Manufacturing Co., Ltd.
Name of representative:	Norio Nakajima President and Representative Director
(Code: 6981, First section of the Tokyo Stock Exchange)
Contact:	Toshiyuki Ozawa General Manager of Corporate Communication Department
(Phone: 075-955-6786)

Notice Concerning Conclusion of Agreement to Acquire U.S.-based Resonant Inc. and Scheduled Commencement of Tender Offer

Murata Manufacturing Co., Ltd. (hereinafter, “Murata”) announced today that its U.S. subsidiary Murata Electronics North America, Inc. (hereinafter, “MENA”) made an agreement with Resonant Inc. (head office: Texas, USA; Chairman & Chief Executive Officer: George B. Holmes; hereinafter, “Resonant”), a leading company in RF filter design, to acquire Resonant and concluded the merger agreement (hereinafter, “Agreement”) on February 15, 2022 (Japan Time).

In accordance with the terms of the Agreement, a cash-based tender offer shall be made to Resonant (hereinafter, the “Tender Offer”) through PJ Cosmos Acquisition Company, Inc. (hereinafter, the “Tender Offeror”), an acquisition subsidiary newly established as a wholly owned subsidiary of MENA. Thereafter, following the Tender Offer, a merger for cash consideration shall be carried out between the Tender Offeror and Resonant in which Resonant shall be the surviving company (hereinafter collectively referred to along with the Tender Offer as the “Acquisition”).

The Boards of Directors of Murata and Resonant have already approved the Acquisition. The Acquisition is expected to be completed in late March 2022, assuming that the terms and conditions under the U.S. Antimonopoly Act and other general prerequisites are met.

1. Purpose of the Acquisition, etc.

(1) Purpose of the Acquisition

As announced in a press release dated October 3, 2019, Murata and Resonant entered into an agreement to exclusively develop high-frequency filters for specific frequencies using Resonant’s XBAR® technology* and have been conducting joint development. With this Acquisition, Murata believes that it can further strengthen its position as a leader in the telecommunications market by combining the filter technology, process technology, and manufacturing capabilities Murata has cultivated in electronic components such as SAW filters and I.H.P. SAW filters with Resonant’s XBAR technology to provide even better high-frequency filters.

* Filter technology using piezoelectric monocrystal thin film that can handle high frequencies and has high power resistance

(2) Matters related to the two-stage acquisition

After the Tender Offer is completed, the Tender Offeror and Resonant will merge with Resonant as the surviving company, and Resonant will become an indirect wholly owned subsidiary of Murata.

2. Overview of the Tender Offer

(1) Purchase period (planned)

The Tender Offer is expected to commence within 10 business days of the date of conclusion of the Agreement with Resonant and will end a minimum of 20 business days after the commencement.

(2) Types of share certificates, etc. to be purchased

Common stock

(3) Purchase price

US$4.5 per common share

Note: The purchase price was determined through negotiations with Resonant, referring to advice from third-party experts, taking into account comprehensively the potential value of Resonant’s XBAR technology and synergies with Murata’s high-frequency filter business.

(4) Funds required for the purchase

Approx. US$300 million (approx. ¥33.6 billion*)

This is the amount required to make payments for all of Resonant’s issued shares, options, restricted stock units, and other securities. Funds for the Acquisition will come from MENA’s cash on hand.

*Converted at US$1 = ¥112

(5) Conditions for the purchase

The Tender Offer is subject to the expiration or early cancellation of the waiting period under the U.S. Antimonopoly Act and the various other conditions normally set forth in similar transactions.

3. Minimum number of subscribed shares

The Tender Offeror shall execute the Tender Offer when there is a subscription for shares exceeding 50% of Resonant’s outstanding common shares, combined with the amount already held by the Tender Offeror’s affiliated companies, etc.

4. Change in the number of Resonant shares held by the Murata Group as a result of the Acquisition

Shareholding before Tender Offer: Approx. 4.2%

Shareholdings after the Acquisition: 100%

5. Overview of the target company

(1)	Name	Resonant Inc. (NASDAQ: RESN)
(2)	Address	10900 Stonelake Blvd, Suite 100, Office 02-130, Austin, Texas 78759
(3)	Name and title of representative	George B. Holmes, Chief Executive Officer and Chairman
(4)	Business	Development and design of high-frequency filters and their simulation software
(5)	Capital	US$59,000
(6)	Established	May 2012
(7)	Total number of shares issued	65,710,592 shares (as of November 8, 2021)
(8)	Relationship between the listed company and the company concerned	Capital relationship	MENA, a U.S. subsidiary of Murata, holds approximately 4.2% of the company’s outstanding shares.
		Personal relationship	None.
		Business relationship	A development and license agreement has been entered into concerning XBAR technology.
(9)	The company’s consolidated operating results and consolidated financial position for the past three years
Accounting period		Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Consolidated net assets		US$22,898,000	US$9,756,000	US$25,053,000
Consolidated total assets		US$26,244,000	US$18,147,000	US$32,730,000
Consolidated net sales		US$524,000	US$735,000	US$3,160,000
Consolidated operating income		(US$25,293,000)	(US$30,159,000)	(US$28,467,000)
Consolidated net income		(US$24,816,000)	(US$29,928,000)	(US$28,414,000)

6. Future outlook

If the acquisition is concluded, Resonant will become a consolidated subsidiary of Murata. The impact of this on Murata’s consolidated financial results will be promptly disclosed in accordance with the progress of the Acquisition.

7. Other

Murata’s financial advisor is Mizuho Securities Co., Ltd., and its legal advisors are Kitahama Partners, Gibson, Dunn & Crutcher LLP, Covington & Burling LLP, and Akin Gump Strauss Hauer & Feld LLP.

More information on the Tender Offer will be posted on the U.S. Securities and Exchange Commission’s (SEC) website (https://www.sec.gov/).

Cautionary Notice Regarding Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Resonant by MENA. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Murata has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Murata and Resonant. Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ability of MENA and Resonant to complete the transactions contemplated by the Agreement in the anticipated timeframe or at all, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the Agreement, the potential effects of the acquisition on Resonant, the participation of third parties in the consummation of the transaction and the combined company, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; uncertainties as to how many of Resonant’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; and other risks and uncertainties, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Regulus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are on file with the Securities and Exchange Commission (hereinafter, the “SEC”) and available on the SEC’s website at www.sec.gov. The information contained in this document is provided only as of the date hereof, and Murata does not undertake any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, MENA will commence a tender offer for the outstanding shares of Resonant. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Resonant, nor is it a substitute for the tender offer materials that MENA and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, MENA and its acquisition subsidiary will file tender offer materials on Schedule TO, and Resonant will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Resonant common stock are urged to read these documents carefully when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Resonant common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Resonant at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Resonant files annual, quarterly and special reports and other information with the SEC, which are available at the website maintained by the SEC at http://www.sec.gov.

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